Exhibit 99.1

SkyPostal Awarded Mail Delivery Contract into Latin America by
French National Postal Service – La Poste

MIAMI & PARIS – January 27, 2010 – SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced it has been awarded  the contract valued at US$2 million to deliver mail originated by the National Postal Service of France, La Poste. Mail originating from France, United Kingdom and La Poste’s Office of Exchange in the United States will be transported and delivered by SkyPostal into Latin America and Caribbean (LAC).

With the advent of EU mandated postal liberalization in Europe, SkyPostal in 2004 identified the need of the European National Postal operators to improve their mail delivery service into LAC. The Universal Postal Union’s network in the region offered no integrated technology and could not meet the service and pricing needs demanded by a liberalized and competitive cross border postal market. For several years the delivery of domestic commercial mail in most of the countries in LAC is principally handled by private postal operators who pay their messengers by the delivery and thus achieve good levels of service, control and efficiencies with track and trace technology. Today, over 6,000 private postal operators deliver up to 90% of the domestic commercial mail in some countries.

SkyPostal organized the large private postal services in each country into a regional mail delivery network connected by its PosTrac mail tracking system and today delivers mail for several European posts and for European and US mail consolidators.

About the La Poste Group

A State-owned company since 1991, La Poste carries out numerous activities, structured into four business sectors: mail, parcels and express, banking and La Poste retail brand. In 2007, 71% of the Group’s activity was achieved on fully competitive markets. With a workforce of 270,000 professionals, La Poste is France’s leading employer and contributes to nearly 1% of the national GDP. Each year, the more than 17,000 La Poste service points record 45 million individual customers and 3.5 million companies. La Poste’s industrial structure allows it to process and distribute 27 billion items per year. In 2008, La Poste’s turnover reached 20.8 billion euros, a growth of 1.8%, of which 15.6% was generated abroad. La Poste, which has always been at the heart of exchanges, is a company which is close and accessible to everyone and is a key player in the development of society. By 2012, La Poste’s objective is to become a European services group that makes responsible development its main purpose.

About SkyPostal Networks, Inc.
SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail and parcels from European postal administrations, major publishers, mail consolidators, international mailers, on line merchants and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. SkyPostal operates a mail and parcel post processing hub in the Airport Free Zone in Bogota, Colombia. Parcel Post destined to the region is sent to the Colombian hub, processed and forwarded overnight to the final destination country for customs clearance and delivery. Its Intelligent Parcel Post product offers 6 to 8 day delivery with track and trace visibility at a fraction of the cost of Express operators such as FedEx and UPS. For more information, visit www.skypostal.com. SkyPostal’s subsidiary SkyShop Logistics, Inc operates www.puntomio.com a cross border on line shopping facilitator. The service provides bank card issuers, US merchants & foreign shoppers a total “landed cost” that calculates the cost of merchandise, shipping and customs duties in one streamlined, price guaranteed, secured credit card transaction.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company's actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Investor Relations
Jackie Valldejuli
(305) 436-6830
jvalldejuli@skypostal.com